EXHIBIT 99

                                   FVNB CORP.
                       DIVIDEND AND EARNINGS ANNOUNCEMENT

On January 19, 1999, the Board of Directors of FVNB Corp. declared a cash dividend of $.35 per share payable on February 11, 1999, to shareholders of record on January 28, 1999.

FVNB Corp.'s consolidated net income and earnings per share for the fourth quarter of 1998 were approximately $1,510,000 and $.64, respectively. For the year ended December 31, 1998, FVNB Corp. reported consolidated net income and earnings per share of approximately $6,072,000 and $2.56, respectively.

In September 1998, FVNB Corp. was organized as a one-bank holding company for First Victoria National Bank. As a result of the reorganization, shareholders of the Bank became shareholders of FVNB Corp. During the fourth quarter of 1997, the Bank's net income and earnings per share were approximately $1,182,000 and $.50, respectively. For the year ended December 31, 1997, the Bank reported net income and earnings per share of approximately $4,991,000 and $2.10, respectively.

FVNB Corp.'s consolidated equity capital at December 31, 1998 was approximately $58.3 million compared to the Bank's equity capital of $56.1 million at December 31, 1997. FVNB Corp.'s equity capital ratio of 10.78% and risk-based capital ratio of 18.18% as of December 31, 1998 remain well in excess of regulatory requirements. FVNB Corp.'s total consolidated assets were approximately $553 million as of December 31, 1998 compared to the Bank's assets of $500 million as of December 31, 1997. FVNB Corp.'s consolidated deposits totaled approximately $455 million as of December 31, 1998 compared to the Bank's deposits of approximately $416 million as of December 31, 1997.

First Victoria National Bank is a Victoria, Texas based national banking association with approximately $553 million dollars in total assets. The Bank has branches in Victoria, Port Lavaca and Taft, Texas.

["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of FVNB Corp. and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in the FVNB Corp. filings with the Securities Exchange Commission.]

                      [FIRST VICTORIA NATIONAL BANK LOGO]

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